EXHIBIT 23.1
CONSENT
     I hereby consent to the reference to me and the making of the statements with respect to me which are set forth under the caption “Description of Securities—Canadian Taxes” in the Basic Prospectus forming a part of the Province of Manitoba’s Registration Statement with which this consent is filed.
     In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

By:
/s/ C. Lynn Romeo
C. Lynn Romeo
General Counsel and Acting Director
Civil Legal Services
Department of Justice of the Province of Manitoba
Province of Manitoba
Winnipeg, Manitoba
November 17, 2006